Exhibit 99.1

Macy’s, Inc. Terminates Discussions with Arkhouse and Brigade

Revised Proposal Lacks Certainty of Financing, Remains Non-Actionable and Does Not Provide Compelling Value

Reiterates Board and Management’s Commitment to Shareholder Value Creation and Confidence in “A Bold New Chapter” Strategy

NEW YORK – July 15, 2024 – Macy’s, Inc. (NYSE: M) today announced that, following months of engagement with Arkhouse Management Co. LP (“Arkhouse”) and Brigade Capital Management, LP (“Brigade”), its Board of Directors (the “Board”) has unanimously determined to terminate discussions with Arkhouse and Brigade that have failed to lead to an actionable proposal with certainty of financing at a compelling value. The Board intends for the management team to return its full focus to enhancing shareholder value through the execution of the Company’s “A Bold New Chapter” strategy.

Proposal Lacks Certainty of Financing and Compelling Value

•	The Macy’s, Inc. Board and management team have engaged in good faith with Arkhouse and Brigade for more than seven months since their initial outreach in December 2023 expressing interest in acquiring the Company.

•	In March 2024, the Company entered into a confidentiality agreement with Arkhouse and Brigade to facilitate a due diligence process, given they had increased their proposal to $24.00 per share (from the initial $21.00 proposal) and indicated a willingness to increase this price further upon access to customary diligence, potentially to an amount that the Board could consider compelling.

•	The Company has since expended hundreds of hours addressing Arkhouse and Brigade’s extensive diligence requests, facilitating diligence meetings with multiple members of the Company’s senior management as well as its financial and real estate advisors and providing thousands of documents with a level of detail that went well beyond what is customarily required to obtain financing for a public company acquisition, such as providing complete store-by-store P&L’s and full-form leases for each Macy’s, Bloomingdale’s and Bluemercury location. The Company also permitted Arkhouse and Brigade to contact – and share confidential information with – over a dozen credible financing sources.

•	In May 2024, the Company and Arkhouse and Brigade mutually agreed to a timetable for them to deliver a fully financed and actionable proposal to Macy’s, Inc. The Company formally requested two items be delivered by June 25, 2024: 1) the best purchase price per share that Arkhouse and Brigade were prepared to pay to acquire the Company, and 2) fully negotiated commitment papers for all the debt and equity needed to finance the revised proposal, subject only to the negotiation of definitive documentation and customary confirmatory due diligence.

•	On June 26, 2024, rather than delivering a definitive, fully financed and actionable proposal, Arkhouse and Brigade submitted a response they characterized as a “check in” letter expressing an interest in acquiring all of the outstanding shares of the Company for $24.80 per share in cash, which is within a range the Board had previously communicated to Arkhouse and Brigade was not compelling. Further, the financing papers that accompanied the “check in” letter were insufficient to give the Board confidence that a fully committed, financed and viable offer could be attained within any reasonable period of time – and necessitated bearing an unacceptable lack of certainty for the Company and its shareholders.

More specifically, Arkhouse and Brigade submitted highly conditional and unsigned drafts of financing commitment letters, subject to numerous conditions, including, in certain cases, diligence on Arkhouse and Brigade themselves. Notwithstanding the Company’s financial advisors making it clear that “enterprise level” financing commitment papers would be required (as is customary for public transactions in the sector), Arkhouse and Brigade delivered “asset-based” financing commitment papers tied to the valuation of the Company’s owned real estate, and subject to appraisals, credit rating outcomes, and loan-to-value thresholds. Finalizing and funding these commitment letters would require lengthy additional diligence, including independent, third-party appraisals of over 140 of the Company’s individual store and distribution center locations.

Macy’s, Inc. Turning Its Full Focus to Executing “A Bold New Chapter” Strategy

Following a careful review of the “check in” letter and related materials in consultation with its independent legal and financial advisors, the Board unanimously determined that the latest Arkhouse and Brigade proposal remains non-actionable and fails to provide compelling value to Macy’s, Inc. shareholders. The Board believes that continuing diligence is not warranted or in the best interests of shareholders given: 1) the significant uncertainty that Arkhouse and Brigade’s financing could or would ultimately be completed given the substantial conditionality in their financing papers; 2) the less than compelling value proposed; and 3) the significant distraction for the management team at a critical point in the execution of the Company’s strategy. Accordingly, the Board has further unanimously determined to terminate discussions with Arkhouse and Brigade and turn its complete focus to enhancing value for shareholders through the Company’s standalone operating plan.

“As the Board has consistently demonstrated throughout this process, we are open-minded to exploring all paths to enhancing shareholder value. At this time, after careful review, we have concluded that Arkhouse and Brigade’s proposal lacks certainty of financing and does not deliver compelling value, notwithstanding the significant time, resources, and information shared during this process. The Board fully supports A Bold New Chapter strategy, and we believe it provides the best opportunity for value creation,” said Paul Varga, lead independent director of Macy’s, Inc.

Tony Spring, chairman and chief executive officer of Macy’s, Inc., added, “Our team continues to be singularly focused on creating value for our shareholders. While it remains early days, we are pleased that our initiatives have gained traction, reinforcing our belief that the Company can return to sustainable, profitable growth, accelerate free cash flow generation and unlock shareholder value. We look forward to keeping all Macy’s, Inc. stakeholders updated on our progress as we continue to implement our plan and meet the evolving needs of our customers.”

Macy’s, Inc.’s strategy, “A Bold New Chapter,” is gaining traction across all three of its strategic pillars – strengthening the Macy’s nameplate, accelerating luxury growth and simplifying and modernizing end-to-end operations. The Company has seen early signs of wins, supported by a steady pace of omnichannel initiatives being developed and capital-light investments focused on better serving customers. Even in this dynamic consumer environment, the Company has seen progress within its First 50 Macy’s nameplate stores, which are already outperforming other go-forward locations.

These achievements are precursors to the value creation potential inherent in this new strategy over time and the Company’s ability to return to growth. The Company will share additional detail on the progress underway on A Bold New Chapter strategy as part of its second quarter 2024 earnings report next month.

Advisors

Bank of America Securities and Wells Fargo Securities are acting as financial advisors and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to the Company.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is a trusted source for quality brands through our iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Headquartered in New York City, our comprehensive digital and nationwide footprint empowers us to deliver a seamless shopping experience for our customers. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s, Inc.’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s, Inc.’s ability to successfully implement A Bold New Chapter strategy, including the ability to realize the anticipated benefits within the expected timeframe or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, declines in credit card revenues, Macy’s, Inc.’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, and labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended February 3, 2024. Macy’s, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media – Chris Grams

communications@macys.com

Leigh Parrish / Arielle Rothstein

lparrish@joelefrank.com

arothstein@joelefrank.com

(212) 355-4449

Investors – Pamela Quintiliano

investors@macys.com